Exhibit 31.1

I, Byron R. Kelley, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Regency Energy Partners LP;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: October 16, 2008	/s/ Byron R. Kelley
Byron R. Kelley
Chairman, Chief Executive Officer and President of Regency GP LLC, General Partner of Regency GP LP, General Partner of Regency Energy Partners LP